Intrepid Potash Announces Second Quarter and First Half 2016 Results

DENVER, August 2, 2016 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) today reported its results for the second quarter and first half of 2016.

Second Quarter Results

•	Net loss of $13.4 million, or $0.18 per diluted share, compared with net loss of $4.9 million, or $0.07 per diluted share, in the second quarter of 2015.

•	Potash sales of $39.2 million on sales volume of 168,000 tons compared with potash sales of $57.1 million on sales volume of 147,000 tons in the second quarter of 2015.

•	Trio® sales of $12.6 million on sales volume of 33,000 tons compared with Trio® sales of $16.6 million on sales volume of 37,000 tons in the second quarter of 2015.

•	Adjusted net loss[1] of $12.5 million, or $0.17 per diluted share, compared with adjusted net loss of $5.4 million, or $0.08 per diluted share, in the second quarter of 2015.

First Half Results

•	Net loss of $31.8 million, or $0.42 per diluted share, compared with net income of $1.6 million, or $0.02 per diluted share, in the first half of 2015.

•	Potash sales of $92.9 million on sales volume of 386,000 tons compared with potash sales of $147.8 million on sales volume of 377,000 tons in the first half of 2015.

•	Trio® sales of $32.2 million on sales volume of 83,000 compared with Trio® sales of $42.9 million on sales volume of 98,000 tons in the first half of 2015.

•	Adjusted net loss of $29.9 million, or $0.40 per diluted share, compared with adjusted net income of $1.1 million, or $0.01 per diluted share, in the first half of 2015.

•	Cash, cash equivalents, and investments as of June 30, 2016 of $47.6 million; cash flow from operations of $0.4 million and capital expenditures of $11.8 million for the first half of 2016.

"We continue to be impacted by nutrient pricing uncertainty and the ongoing global oversupply of potash products, which pressured our sales and margins in the second quarter," said Bob Jornayvaz, Intrepid's Executive Chairman, President and CEO. "With the placement of our West facility into care-and-maintenance mode in July and the better-than-anticipated ramp up of Trio® production at our East facility during the second quarter, we believe we are making progress towards lowering our cost profile and optimizing our specialty product production. While it will take time for the impact of these operational changes to be fully realized in our financial results and our sales volumes, we remain focused on the long-term potential of these changes."

Mr. Jornayvaz continued, "We have made good progress and continue to work towards a final resolution of the debt covenant issues that we have been experiencing. We are grateful for the diligence and thoughtfulness our creditors have demonstrated in the negotiations this far and ask for patience from investors as we endeavor to memorialize the previously announced agreements in principle."

Segment Highlights

As a result of the conversion of the East facility to Trio®-only production and the idling of the West facility, Intrepid now reports results for two reporting segments - Potash and Trio® - rather than its previous single segment. The results of these segments are discussed below.

Potash

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except per ton data)
Potash sales	$39,196	$57,093	$92,891	$147,822
Potash gross (deficit) margin	$(5,250)	$(1,299)	$(17,205)	$11,403

Potash production volume (in tons)	116	152	331	389
Potash sales volume (in tons)	168	147	386	377

Average potash net realized sales price per ton(1)	$193	$358	$206	$361

During the second quarter and first half of 2016, potash sales volume increased 21,000 tons, or 14%, and 9,000 tons, or 2%, respectively, compared with the same periods in 2015, driven in both periods primarily by the timing of the start of the spring application season, offset somewhat by lower sales into the industrial market resulting from declines in drilling activity in the oil and gas industry. However, further deterioration in average net realized sales price1 per potash ton caused potash sales revenues to decline 31% and 37% in the second quarter and first half of 2016, respectively, compared with the same periods in 2015. Average net realized sales price per potash ton in the second quarter of 2016 was 46% lower compared with the second quarter of 2015 primarily as a result of high levels of global potash supply and aggressively priced tonnage imported into the North American potash market by foreign producers.

Potash production for the second quarter and first half of 2016 declined 24% and 15%, respectively, compared to the year-ago comparable periods. Second quarter 2016 potash production was impacted by the transition of the East facility to Trio®-only production in April

2016 and, to a lesser extent, by unfavorable evaporation rates at certain of Intrepid's solar solution mines during the summer of 2015, which limited the length of the spring 2016 harvest season. Potash production for the second quarter includes a full quarter of potash production from the West facility, which was placed in care-and-maintenance mode in July 2016.

During the second quarter and first half of 2016, the potash segment generated a gross deficit of $5.3 million and $17.2 million, respectively. The gross deficits for the second quarter and first half of 2016 were adversely impacted by depressed potash prices and increased freight costs, offset by lower cost of goods sold resulting from fewer tons sold from the East facility and lower depreciation expense in 2016 due to the December 2015 impairment of long-lived assets. Included in potash gross deficit for the second quarter and first half of 2016 is $2.9 million and $11.9 million, respectively, in lower-of-cost-or-market adjustments compared with $5.3 million and $5.6 million for the second quarter and first half 2015, respectively. Such adjustments are expected to decrease in future periods as production from high-cost conventional potash facilities ceases and the sale of any remaining conventionally produced potash inventory is completed.

Trio®

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except per-ton data)
Trio® sales	$12,644	$16,558	$32,226	$42,850
Trio® gross margin	$(216)	$3,904	$2,586	$9,922

Trio® production volume (in tons)	71	43	115	80
Trio® sales volume (in tons)	33	37	83	98

Average Trio® net realized sales price per ton(1)	$320	$383	$318	$373

After successfully transitioning the East facility to Trio®-only production in April 2016, Intrepid's production of Trio® increased more than 60% compared with the prior year second quarter and the sequential first quarter of 2016. Trio® production from the East facility remains on track to achieve a fourth quarter 2016 annualized Trio® production run rate of approximately double the full year 2015 Trio® production.

Trio® sales declined 24% and 25% during the second quarter and first half of 2016, respectively, compared with the year-ago comparable periods, driven primarily by lower pricing and sales volume. Average net realized sales price per Trio® ton declined 16% and 15%, during the second quarter and year-to-date periods, respectively, compared with the same periods in 2015. Uncertainties in nutrient pricing drove these declines in pricing and sales volumes.

Gross deficit for the Trio® segment was $0.2 million in the second quarter of 2016, compared with gross margin of $3.9 million in the second quarter of 2015. For the six months ended June 30, 2016, gross margin for the Trio® segment declined $7.3 million to $2.6 million, compared with gross margin of $9.9 million for same period in 2015. These declines were driven by lower average net realized sales prices and higher production costs attributable to the transition of the East facility to Trio®-only production in April 2016.

Revised Debt Terms/Liquidity

As previously announced, Intrepid has obtained further waivers of certain covenants under its senior notes and its credit facility until September 30, 2016. Intrepid has also reached an agreement in principle regarding revised terms of its senior notes and has received a commitment for a new revolving credit facility to replace its existing revolving credit facility. The existing credit facility has been extended to September 30, 2016, and reduced to $1 million to be used only for letters of credit. Intrepid expects to complete the definitive documentation on revised terms of the senior notes and a new revolving credit facility by the end of the third quarter of 2016, though Intrepid can make no assurance that definitive documentation will be completed.

Notes

1 Adjusted net (loss) income, adjusted net (loss) income per diluted share, and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for August 2, 2016, at 10:00 a.m. ET. The dial-in number is 800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through September 2, 2016, at www.intrepidpotash.com and by dialing 800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 00622.

About Intrepid

Intrepid Potash (NYSE: IPI) is the only U.S. producer of muriate of potash and supplied approximately 9% of the country’s annual consumption in 2015. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. After the idling of West and the transition of East, Intrepid’s production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com, to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, the anticipated impacts of the idling of the Company's West facility, the Company's future performance and management's expectations for the future, including statements about the Company's financial performance, production costs, operating plans, debt amendments and refinancing, and market outlook. These statements are based on assumptions that the Company believes are reasonable. Forward-looking statements, by their nature, address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	the Company's ability to successfully adapt to its new business model after the idling of the West facility and the transition of the East facility to Trio®-only production;

•	the Company's ability to comply with covenants in its debt-related agreements to avoid a default under those agreements;

•
the Company's ability to come to an agreement with its current and potential future lenders on definitive terms for its debt-related agreements going forward, or a further reduction in the total amount available to the Company under its revolving credit facility;

•	changes in the price, demand, or supply of potash or Trio®/langbeinite;

•
adverse impacts to the Company's business as a result of its independent auditor having expressed substantial doubt as to the Company's ability to continue as a going concern due to the existence of a material uncertainty;

•	the costs of, and the Company's ability to successfully construct, commission, and execute, any of its strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	further write-downs of the carrying value of the Company's assets, including inventories;

•
circumstances that disrupt or limit the Company's production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in the Company's reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at the Company's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	the Company's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	declines in the use of potash products by oil and gas companies in their drilling operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	the Company's inability to fund necessary capital investments; and

•
the other risks, uncertainties, and assumptions described in the Company's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

In addition, new risks emerge from time to time. It is not possible for the Company's management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.

All information in this document speaks as of August 2, 2016. New information or events after that date may cause the Company's forward-looking statements in this document to change. Intrepid undertakes no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Brian Frantz, SVP and Chief Accounting Officer
Phone: 303-996-3023
Email: brian.frantz@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Sales	$51,840	$73,651	$125,117	$190,672
Less:
Freight costs	8,931	6,898	19,263	17,810
Warehousing and handling costs	2,538	3,437	5,202	7,184
Cost of goods sold	41,850	55,435	101,627	138,717
Lower-of-cost-or-market inventory adjustments	2,930	5,276	11,937	5,636
Costs associated with abnormal production and other	1,057	—	1,707	—
Gross (Deficit) Margin	(5,466)	2,605	(14,619)	21,325

Selling and administrative	4,536	8,424	11,106	15,892
Accretion of asset retirement obligation	442	424	884	848
Restructuring expense	1,914	—	2,314	—
Other operating income	(1,801)	(2,312)	(1,905)	(2,246)
Operating (Loss) Income	(10,557)	(3,931)	(27,018)	6,831

Other Income (Expense)
Interest expense, net	(3,000)	(1,602)	(5,229)	(3,246)
Interest income	101	200	224	355
Other income	59	46	201	373
(Loss) Income Before Income Taxes	(13,397)	(5,287)	(31,822)	4,313

Income Tax (Expense) Benefit	(1)	350	(3)	(2,721)
Net (Loss) Income	$(13,398)	$(4,937)	$(31,825)	$1,592

Weighted Average Shares Outstanding:
Basic	75,838,782	75,683,075	75,797,658	75,636,343
Diluted	75,838,782	75,683,075	75,797,658	75,731,910
(Loss) Earnings Per Share:
Basic	$(0.18)	$(0.07)	$(0.42)	$0.02
Diluted	$(0.18)	$(0.07)	$(0.42)	$0.02

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2016 AND DECEMBER 31, 2015
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$30,984	$9,307
Short-term investments	16,599	50,523
Accounts receivable:
Trade, net	8,986	9,743
Other receivables, net	2,352	1,470
Inventory, net	109,570	106,531
Prepaid expenses and other current assets	3,070	18,141
Total current assets	171,561	195,715

Property, plant, equipment, and mineral properties, net	404,690	419,476
Long-term parts inventory, net	18,389	17,344
Long-term investments	—	3,799
Other assets, net	4,558	3,635
Total Assets	$599,198	$639,969
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$11,835	$15,709
Related parties	82	45
Accrued liabilities	10,115	15,429
Accrued employee compensation and benefits	7,895	7,409
Other current liabilities	1,321	547
Total current liabilities	31,248	39,139

Long-term debt, net	147,840	149,485
Asset retirement obligation	23,832	22,951
Other non-current liabilities	—	1,868
Total Liabilities	202,920	213,443
Commitments and Contingencies
Common stock, $0.001 par value; 400,000,000 and 100,000,000 shares authorized; and
75,838,782 and 75,702,700 shares outstanding at June 30, 2016, and December 31, 2015, respectively	76	76
Additional paid-in capital	581,755	580,227
Accumulated other comprehensive loss	(3)	(52)
Retained deficit	(185,550)	(153,725)
Total Stockholders' Equity	396,278	426,526
Total Liabilities and Stockholders' Equity	$599,198	$639,969

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash Flows from Operating Activities:
Net (loss) income	$(13,398)	$(4,937)	$(31,825)	$1,592
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income taxes	—	(202)	—	2,754
Depreciation, depletion, and accretion	9,841	19,397	24,209	40,673
Amortization of deferred financing costs	883	93	1,666	186
Stock-based compensation	654	1,533	1,700	2,595
Lower-of-cost-or-market inventory adjustments	2,930	5,276	11,937	5,636
Allowance for parts inventory obsolescence	86	—	618	—
Other	192	577	435	862
Changes in operating assets and liabilities:
Trade accounts receivable, net	15,446	22,874	757	12,919
Other receivables, net	(535)	(3,990)	(726)	(3,671)
Refundable income taxes	51	(215)	91	(174)
Inventory, net	(8,893)	(18,857)	(16,638)	(10,903)
Prepaid expenses and other current assets	7,374	397	14,677	1,063
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(11,997)	(936)	(5,401)	244
Other liabilities	(1,137)	1,510	(1,097)	1,418
Net cash provided by operating activities	1,497	22,520	403	55,194

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(5,757)	(10,311)	(11,775)	(18,989)
Purchases of investments	(1,500)	(44,627)	(1,500)	(72,227)
Proceeds from sale of investments	13,741	5,910	37,375	9,748
Net cash provided by (used in) investing activities	6,484	(49,028)	24,100	(81,468)

Cash Flows from Financing Activities:
Debt issuance costs	(1,419)	—	(2,654)	—
Employee tax withholding paid for restricted stock upon vesting	—	7	(172)	(1,030)
Net cash (used in) provided by financing activities	(1,419)	7	(2,826)	(1,030)

Net Change in Cash and Cash Equivalents	6,562	(26,501)	21,677	(27,304)
Cash and Cash Equivalents, beginning of period	24,422	66,786	9,307	67,589
Cash and Cash Equivalents, end of period	$30,984	$40,285	$30,984	$40,285

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest	$3,087	$2,963	$3,221	$3,124
Income taxes	$(50)	$30	$(88)	$41
Accrued purchases for property, plant, equipment, and mineral properties	$544	$5,557	$544	$5,557

INTREPID POTASH, INC.
SELECTED OPERATING AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Production volume (in thousands of tons):
Potash	116	152	331	389
Langbeinite	71	43	115	80
Sales volume (in thousands of tons):
Potash	168	147	386	377
Trio®	33	37	83	98

Average net realized sales price per ton (1)
Potash	$193	$358	$206	$361
Trio®	$320	$383	$318	$373

Three Months Ended June 30, 2016 (in thousands):	Potash	Trio	Corporate	Consolidated
Sales	39,196	12,644	—	51,840
Less: Freight costs	6,882	2,049	—	8,931
Warehousing and handling costs	2,132	406	—	2,538
Cost of goods sold	32,502	9,348	—	41,850
Lower-of-cost-or-market inventory adjustments	2,930	—	—	2,930
Costs associated with abnormal production and other(2)	—	1,057	—	1,057
Gross (Deficit) Margin	(5,250)	(216)	—	(5,466)
Depreciation, depletion and amortization incurred(3)	8,647	879	315	9,841

Six Months Ended June 30, 2016 (in thousands):	Potash	Trio	Corporate	Consolidated
Sales	92,891	32,226	—	125,117
Less: Freight costs	13,433	5,830	—	19,263
Warehousing and handling costs	4,286	916	—	5,202
Cost of goods sold	79,790	21,837	—	101,627
Lower-of-cost-or-market inventory adjustments	11,937	—	—	11,937
Costs associated with abnormal production and other(2)	650	1,057	—	1,707
Gross (Deficit) Margin	(17,205)	2,586	—	(14,619)
Depreciation, depletion and amortization incurred(3)	20,880	2,554	775	24,209

Three Months Ended June 30, 2015 (in thousands):	Potash	Trio	Corporate	Consolidated
Sales	57,093	16,558	—	73,651
Less: Freight costs	4,478	2,420	—	6,898
Warehousing and handling costs	2,771	666	—	3,437
Cost of goods sold	45,867	9,568	—	55,435
Lower-of-cost-or-market inventory adjustments	5,276	—	—	5,276
Costs associated with abnormal production and other(2)	—	—	—	—
Gross (Deficit) Margin	(1,299)	3,904	—	2,605
Depreciation, depletion and amortization incurred(3)	15,890	3,063	444	19,397

Six Months Ended June 30, 2015 (in thousands):	Potash	Trio	Corporate	Consolidated
Sales	147,822	42,850	—	190,672
Less: Freight costs	11,684	6,126	—	17,810
Warehousing and handling costs	5,779	1,405	—	7,184
Cost of goods sold	113,320	25,397	—	138,717
Lower-of-cost-or-market inventory adjustments	5,636	—	—	5,636
Costs associated with abnormal production and other(2)	—	—	—	—
Gross Margin	11,403	9,922	—	21,325
Depreciation, depletion and amortization incurred(3)	33,633	6,294	746	40,673

(1) Average net realized sales price is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) Costs associated with abnormal production for the three months ended June 30, 2016 include costs incurred in conjunction with the conversion of the East facility to Trio®-only production.
(3) Depreciation, depletion and amortization incurred for potash and Trio® includes depreciation, depletion and amortization amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2016 AND 2015
(In thousands, except per share amounts)

To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures may include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, the Company's non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The Company believes these non-GAAP financial measures provide useful information to investors for analysis of its business. The Company uses these non-GAAP financial measures as one of its tools in comparing performance period over period on a consistent basis and when planning, forecasting, and analyzing future periods. The Company believes these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about the Company's non-GAAP financial measures, including reconciliations of the Company's non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are calculated as net income (loss) or earnings (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period. These items include, among others, costs associated with abnormal production, restructuring expenses, compensating tax adjustments, gains from insurance proceeds, the write-off of certain deferred financing costs, early office lease termination fees and anticipated refunds of property taxes. The Company considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of the Company's operating results excluding items that the Company believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net (Loss) Income	$(13,398)	$(4,937)	$(31,825)	$1,592
Adjustments
Costs associated with abnormal production(1)	1,057	—	1,707	—
Restructuring expense(2)	1,914	—	2,314	—
Compensating tax adjustment(3)	(1,086)	—	(1,086)	—
Insurance proceeds(4)	(1,211)	—	(1,211)	—
Write-off of deferred financing fees(5)	784	—	1,452	—
Early office lease termination fee(6)	—	1,248	—	1,248
Anticipated refund of property taxes(7)	—	(2,000)	—	(2,000)
Calculated income tax effect(8)	(583)	301	(1,270)	301
Total adjustments	875	(451)	1,906	(451)
Adjusted Net (Loss) Income	$(12,523)	$(5,388)	$(29,919)	$1,141

Reconciliation of Net (Loss) Income per Share to Adjusted Net (Loss) Income per Share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net (Loss) Income Per Diluted Share	$(0.18)	$(0.07)	$(0.42)	$0.02
Adjustments
Costs associated with abnormal production(1)	0.01	—	0.02	—
Restructuring expense(2)	0.03	—	0.03	—
Compensating tax adjustment(3)	(0.01)	—	(0.01)	—
Insurance proceeds(4)	(0.02)	—	(0.02)	—
Write-off of deferred financing fees(5)	0.01	—	0.02	—
Early office lease termination fee(6)	—	0.02	—	0.02
Anticipated refund of property taxes(7)	—	(0.03)	—	(0.03)
Calculated income tax effect(8)	(0.01)	—	(0.02)	—
Total adjustments	0.01	(0.01)	0.02	(0.01)
Adjusted Net (Loss) Income Per Diluted Share	$(0.17)	$(0.08)	$(0.40)	$0.01

(1) As a result of the temporary suspensions of production at Intrepid's East facilities, Intrepid determined that approximately $1.1 million of production costs would have been allocated to additional product tons produced, assuming the facility had been operating at normal production rates. Accordingly, these costs were excluded from Intrepid's inventory values and instead directly expensed in the second quarter and first half of 2016 as period production costs. Intrepid compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) As a result of the decision to idle the West facility, Intrepid accrued $1.9 million, primarily relating to severance payments in the second quarter of 2016.

(3) During the second quarter of 2016, Intrepid recorded into income $1.1 million in compensating taxes previously received in 2013.

(4) During the second quarter of 2016, Intrepid received insurance proceeds related to damages caused by a snowstorm in Carlsbad, New Mexico in December 2015.

(5) During the first and second quarters of 2016, Intrepid amended its unsecured credit facility, which reduced the amount available to the Company under the agreement. As a result, the Company wrote off a portion of the financing fees that had previously been capitalized related to the debt facility.

(6) In May 2015, Intrepid exercised an option to terminate its corporate office lease prior to its original expiration date. Under the terms of the lease, Intrepid incurred a lease termination penalty, a portion of which was paid in December 2015, with the remainder to be paid in March 2017.

(7) In the third quarter of 2013, Intrepid received notification that its application for certain New Mexico employment-related high wage tax credits had been denied and established an additional pre-tax, non-cash allowance of approximately $2.8 million. In the first quarter of 2014, Intrepid received notification from the State of New Mexico that the vast majority of the credits will be allowed and, therefore, reversed $2.9 million of the total allowance.

(8) Assumes an annual effective tax rate of 40%.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income (loss) adjusted for costs associated with abnormal production, restructuring expenses, compensating tax adjustments, gains from insurance proceeds, early office lease termination fees, anticipated refunds of property taxes, interest expense (which includes amounts related to the write-off of certain deferred financing costs), income tax expense (benefit), depreciation, depletion, and asset retirement obligation accretion. The Company considers adjusted EBITDA to be useful because the measure reflects the Company's operating performance before the effects of certain non-cash items and other items that the Company believes are not indicative of its core operations. The Company uses adjusted EBITDA to assess operating performance.

Reconciliation of Net (Loss) Income to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net (Loss) Income	$(13,398)	$(4,937)	$(31,825)	$1,592
Costs associated with abnormal production(1)	1,057	—	1,707	—
Restructuring expense(2)	1,914	—	2,314	—
Compensating tax adjustment(3)	(1,086)	—	(1,086)	—
Insurance proceeds(4)	(1,211)	—	(1,211)	—
Early office lease termination fee(5)	—	1,248	—	1,248
Anticipated refund of property taxes(6)	—	(2,000)	—	(2,000)
Interest expense	3,000	1,602	5,229	3,246
Income tax expense (benefit)(7)	1	(350)	3	2,721
Depreciation, depletion, and accretion	9,841	19,397	24,209	40,673
Total adjustments	13,516	19,897	31,165	45,888
Adjusted EBITDA	$118	$14,960	$(660)	$47,480

(1) As a result of the temporary suspensions of production at the Company's East facilities, the Company determined that approximately $1.1 million of production costs would have been allocated to additional product tons produced, assuming the Company had been operating at normal production rates. Accordingly, these costs were excluded from the Company's inventory values and instead directly expensed in the second quarter and first half of 2016 as period production costs. The Company compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) As a result of the decision to idle the West facility, Intrepid accrued $1.9 million, primarily relating to severance payments in the second quarter of 2016.

(3) During the second quarter of 2016, Intrepid recorded into income $1.1 million in compensating taxes previously received in 2013.

(4) During the second quarter of 2016, Intrepid received insurance proceeds related to damages caused by a snowstorm in Carlsbad, New Mexico in December 2015.

(5) In May 2015, Intrepid exercised an option to terminate its corporate office lease prior to its effective date. Under the terms of the lease, Intrepid incurred a lease termination penalty, a portion of which was paid in December 2015, with the remainder to be paid in March 2017.

(6) In the third quarter of 2013, Intrepid received notification that its application for certain New Mexico employment-related high wage tax credits had been denied and established an additional pre-tax, non-cash allowance of approximately $2.8 million. In the first quarter of 2014, Intrepid received notification from the State of New Mexico that the vast majority of the credits will be allowed and, therefore, reversed $2.9 million of the total allowance.

(7) Assumes an annual effective tax rate of 40%.

Average Net Realized Sales Price per Ton

Average net realized sales price per ton is calculated as sales, less freight costs, divided by the number of tons sold in the period. The Company considers average net realized sales price per ton to be useful because it shows average per-ton pricing without the effect of certain transportation and delivery costs. When the Company arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, many of the Company's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in the Company's revenue and freight costs. The Company uses average net realized sales price per ton as a key performance indicator to analyze sales and pricing trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended June 30,
	2016			2015
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$39,196	$12,644	$51,840	$57,093	$16,558	$73,651
Freight costs	6,882	2,049	8,931	4,478	2,420	6,898
Subtotal	$32,314	$10,595	$42,909	$52,615	$14,138	$66,753

Divided by:
Tons sold	168	33		147	37
Average net realized sales price per ton	$193	$320		$358	$383

	Six Months Ended June 30,
	2016			2015
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$92,891	$32,226	$125,117	$147,822	$42,850	$190,672
Freight costs	13,433	5,830	19,263	11,684	6,126	17,810
Subtotal	$79,458	$26,396	$105,854	$136,138	$36,724	$172,862

Divided by:
Tons sold	386	83		377	98
Average net realized sales price per ton	$206	$318		$361	$373